EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference in the Registration Statement (Form S-8), pertaining to the 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and Striva Corporation 2000 Stock Plan of Informatica Corporation and to the incorporation by reference therein of our report dated January 20, 2003, with respect to the consolidated financial statements of Informatica Corporation included in its Annual Report (Form 10-K/A) and the financial statement schedule (included in its Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

	/s/	ERNST & YOUNG LLP

Palo Alto, California
October 13, 2003